NEWS RELEASE	Exhibit 99.1

Contact: Dollar Financial Corp.
Financial Dynamics
Mark McCall (212) 850-5641
FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP. ANNOUNCES 2006 FISCAL FIRST QUARTER RESULTS;

REVENUE GROWTH OF 12.6% DRIVES GROWTH IN NET INCOME

BERWYN, Pennsylvania, [October 27, 2005] – Dollar Financial Corp. (NASDAQ:DLLR - News), a leading international financial services company serving under-banked customers, today announced results for the fiscal first quarter ended September 30, 2005.

Highlights for the quarter ended September 30, 2005, as compared to the quarter ended September 30, 2004 include:

•	Total net revenue was $74.5 million, an increase of 12.6% or $8.3 million.
•	Total net revenue from the Company’s international operations increased by 23.0% or $9.2 million to $48.9 million.
•	Comparable store sales for the international business increased by 20.1% and total company comparable store sales increased by 8.4%.
•	Check cashing revenue increased by 13.1% or $4.0 million.
•	Net income increased by $2.4 million to $2.3 million for the quarter.
•	Fully diluted earnings per share were $0.12 as compared to a loss of $0.01 per share for the prior year period.
•

Net charge-offs on company funded consumer loans, as a percentage of total company funded consumer loan originations, were 2.1% for the first quarter, as compared to 2.7% for the same period in the prior year.

Commenting on the results, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “We delivered significant revenue and income growth for the quarter, while successfully managing through the transition of the majority of the U.S. loan portfolio to the company funded loan model, as well as the extended business interruption associated with nine stores in Louisiana affected by Hurricane’s Katrina and Rita. The quarter’s results underscore the strength and flexibility of the Company’s long-term strategy of balancing growth across multiple countries and product lines. As the most diversified company in our sector, both in terms of products and geographies, we continue to believe that this multinational, multi-product and multi-channel strategy allows us to effectively manage specific product line and regulatory risks while providing a broader foundation on which to deliver sustainable earnings growth and shareholder value.”

In early October, the Company completed the launch of a new installment loan product in California, Pennsylvania, Texas, Ohio, and Washington State. Collectively, these states represent 199 or 57.5% of the total U.S. company operated financial services store base. This new loan product will have a fee structure substantially similar to the core payday loan product, however the loan term is four months, with up to eight payments due on corresponding customer pay days. Loans are offered in principal amounts ranging from $300 to $1,500. Commenting on this new product introduction, Don Gayhardt, the Company’s President, stated, “We are excited about our customer’s response to the new installment loan product. Demand has been very strong but it will likely be several months before we can assess the credit performance of these loans compared to our core payday loan product.”

The Company’s international operations generated a $4.3 million or 31.5% increase in net consumer lending revenue, which was offset by a $4.7 million decrease in the U.S. consumer lending business. The lower consumer lending revenue in the U.S. was expected as a result of the transition of the majority of the U.S. consumer lending business from the bank agency model to a company funded loan model. The U.S. consumer lending business was also impacted by the planned downsizing of the direct-to-customer lending business. International check cashing revenue increased by $3.4 million or 17.1%, while U.S. check cashing revenue increased by $632,000 or 5.9%. The other revenue category increased by $4.2 million, which is primarily composed of $2.7 million of revenue from the recently acquired We The People legal document preparation services line of business, as well as additional franchise revenue from the Canadian business.

Company funded loan originations were $244.5 million for the first quarter ended September 30, 2005 representing an increase of 45.2% or $76.1 million over the same period in the prior year. The increase was primarily a result of the Company transitioning the majority of its domestic loan portfolio from a bank agency model to a company funded loan model. The resulting transition caused the U.S. company funded loan originations to increase by 264.4% or $49.1 million. Loan originations in the U.K. market grew by 11.8% or $5.0 million, while loan originations in Canada grew by 20.5% or $22.0 million. Net charge-offs on company funded consumer loans, as a percentage of total company funded consumer loan originations, were 2.1% for the first quarter, as compared to 2.7% for the same period in the prior year. As a percentage of consumer lending revenue, total company loan losses were 24.7% for the current quarter compared to 25.4% for the previous year.

Comparable store sales increased by 8.4% for the quarter and on a constant currency basis increased by 5.5%. On a local currency basis, U.K. comparable store sales increased by 24.2%, Canadian same store sales increased by 9.3%, while U.S. comparable store sales decreased by 16.0%. The decrease in U.S. comparable store sales is a direct result of the consumer loan transition.

For the 2006 fiscal first quarter, the face amount of the average check cashed increased 8.7% to $439 compared to $404 for the prior year. The average fee per check cashed increased 9.5% to $16.45 for the quarter, as compared to $15.02 for the same period in the prior year.

For the three months ended September 30, 2005, the Company realized a store and regional margin of $24.5 million or 32.8% of total revenues as compared to $22.5 million or 34.0% of total revenues for the same period in the prior year. The decrease in the store and regional margin percentage is primarily attributable to the decrease in domestic consumer loan revenue, as well as additional store development costs associated with the recently acquired We The People stores.

Corporate expenses for the three months ended September 30, 2005 increased by $941,000 over the previous year to $9.2 million or 12.3% of total revenues. The increase of $941,000 was primarily due to higher insurance and other public company costs, as well as an increase in compensation costs to support the expansion of the global store network and new product offerings.

Interest expense for the three months ended September 30, 2005 decreased to $7.2 million, which represents a reduction of 25.1% or $2.4 million from the previous year. Funds generated from the January 27, 2005 IPO were used to retire the entire balance of two issues of senior notes and senior subordinated notes, which including the accrued interest, totaled $92.7 million.

Income before income taxes was $6.8 million for the quarter, an increase of $3.6 million over the prior year. The Company realized net income of $2.3 million or $0.12 per fully diluted share for the quarter, as compared to a net loss of $91,000 or a loss of $0.01 per fully diluted share for the previous year.

The Company’s income tax provision for the fiscal 2006 first quarter was $4.5 million, which reflects an effective income tax rate of 66.4%. Included in the income tax provision is a valuation allowance against the tax benefit of the Company’s U.S. income tax operating losses, which represents 29.4% of income before income taxes. This valuation allowance is recorded pursuant to U.S. generally accepted accounting principles, and will continue until such time as the Company can demonstrate that the benefit from such tax operating losses can be realized. If the Company was able to demonstrate that the benefit from the U.S. income tax operating loss for the quarter could be realized, and thereby could recognize the benefit thereof under U.S. generally accepted accounting principles, the pro-forma effective income tax rate for the quarter would have been approximately 37.0%.

In the first quarter of fiscal 2006, the Company opened three company operated financial services stores in each of the U.S. and U.K. markets and also completed the repurchase of twenty-six We The People franchise stores primarily located in New York City. The Company also closed four non-performing company operated financial services stores in the U.S. market.

The Company added five franchise financial services locations in Canada and two in the U.K., as well as one We The People franchise location in the U.S. market. The Company also terminated its relationship with twenty-nine franchise locations in the U.K. due to their lack of performance. The Company continues to assess its U.K. franchise relationships in connection with furthering its goal of developing more profitable company operated stores. As of September 30, 2005, the global store network included 1,316 locations.

Update on Hurricane Katrina and Hurricane Rita

The Company announced in a press release on September 16, 2005, that it operates five financial services stores in New Orleans that were directly impacted by Hurricane Katrina. Four of these stores are currently closed due to extensive damage, while one store suffered only minor damage and was reopened at the end of September. The Company anticipates refurbishing and reopening the remaining four stores by the end of the third quarter of the current fiscal year. The total financial impact in the first quarter, as a result of the disruption of operations from Hurricane Katrina, was a reduction of approximately $300,000 of revenue and $500,000 of income before income taxes. The first quarter impact is consistent with the 2006 full year estimate of a reduction of between $700,000 and $1.0 million of income before income taxes.

The Company was also impacted by Hurricane Rita, which resulted in the temporary closure of four stores in Lake Charles, Louisiana. These four stores all suffered minor damage and were reopened by mid-October.

Investors Conference Call

Dollar Financial Corp. will be holding an investor’s conference call scheduled for Thursday, October 27, 2005 at 5:00 p.m. ET to discuss the Company’s results for the fiscal first quarter ended September 30, 2005 and the reconfirmation of guidance for fiscal year 2006. Investors can participate in the conference by dialing 888-896-0863 (U.S. and Canada) or 973-935-8507 (International); use the confirmation code “Dollar”. Hosting the call will be Jeff Weiss, Chairman and CEO, Don Gayhardt, President, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning at 7:00 p.m. Eastern Time on October 27, 2005 through November 3, 2005. If you wish to listen to the replay of this conference call, please dial 973-341-3080 and enter passcode “6574455”.

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About Dollar Financial Corp.

Dollar Financial Corp. is a leading international financial services company serving under-banked consumers. Our customers are typically lower- and middle-income working-class individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from us rather than from banks and other financial institutions. To meet the needs of these customers, we provide a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, reloadable VISA® branded debit cards, electronic tax filing, bill payment services, and legal document preparation services.

At September 30, 2005, the Company operated a network of 1,316 stores, including 176 We the People legal document preparation locations, and 715 company-operated financial services stores in 36 states, the District of Columbia, Canada and the United Kingdom. The store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to our convenient neighborhood locations, extended operating hours and high-quality customer service. Our products and services, principally our check cashing and short-term consumer loan program, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company's website at www.dfg.com.

Forward Looking Statement

This news release contains forward looking statements, including statements regarding the Company’s future results, growth and operating strategy, the impact of hurricanes and of the FDIC guidance on payday lending. These forward looking statements involve risks and uncertainties, including risks related to the regulatory environment, the integration of acquired stores, the new installment loan product and new product lines, as well as the impact of the FDIC guidance on the Company’s business, results of operations, financial condition and prospects. There can be no assurance that the Company will be able to meet its expected results, successfully integrate any of its acquisitions, or that the FDIC guidance or other Federal, state or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in our filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in our recent final prospectus from the Company’s initial public offering filed with the SEC on January 31, 2005. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

DOLLAR FINANCIAL CORP.
INTERIM UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2005	September 30, 2005

Assets:
Cash and cash equivalents	$ 92,504	$ 99,735
Loans receivable:
Loans receivable	41,353	51,781
Less: Allowance for loan losses	(2,707)	(4,041)

Loans receivable, net	38,646	47,740
Other consumer lending receivables	7,996	2,568
Prepaid expenses and other receivables	12,310	16,290
Deferred tax asset, net	71	140
Property and equipment, net	35,611	36,951
Goodwill and other intangibles, net	186,190	192,727
Debt issuance costs, net	10,558	10,785
Other	3,970	2,343

Total Assets	$ 387,856	$ 409,279

Liabilities:
Accounts payable	$ 23,807	$ 25,655
Foreign income taxes payable	4,648	4,441
Accrued expenses and other liabilities	22,358	16,190
Accrued interest payable	3,291	9,874
Deferred tax liability	2,352	2,779
Revolving credit facilities	-	11,900
9.75% Senior Notes due 2011	271,764	271,695
Shareholders' (deficit) equity:
Common stock	18	18
Additional paid-in capital	160,997	161,169
Accumulated deficit	(121,885)	(119,586)
Accumulated other comprehensive income	20,506	25,144

Total shareholders' equity	59,636	66,745

Total Liabilities and Shareholders' Equity	$ 387,856	$ 409,279

DOLLAR FINANCIAL CORP.
INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)

	Three Months Ended
	September 30,

	2004	2005

Revenues:
Check cashing	$ 30,362	$ 34,347
Consumer lending:
Fees from consumer lending	37,207	36,487
Provision for loan losses and adjustment
to servicing revenue	(9,437)	(9,022)

Consumer lending, net	27,770	27,465
Money transfer fees	3,508	3,958
Other	4,493	8,695
Total revenues	66,133	74,465

Store and regional expenses:
Salaries and benefits	20,887	25,191
Occupancy	5,394	6,718
Depreciation	1,754	1,832
Returned checks, net and cash shortages	2,484	3,259
Telephone and telecommunication	1,473	1,421
Advertising	2,832	2,189
Bank charges	936	1,109
Armored carrier services	824	986
Other	7,092	7,309

Total store and regional expenses	43,676	50,014

Store and regional margin	22,457	24,451

Corporate and other expenses:
Corporate expenses	8,231	9,172
Management fee	277	-
Other depreciation and amortization	931	925
Interest expense, net	9,669	7,241
Other	86	276

Income before income taxes	3,263	6,837
Income tax provision	3,354	4,538

Net (loss) income	($91)	$ 2,299

Net (loss) income per share:
Basic	($0.01)	$ 0.13
Diluted	($0.01)	$ 0.12

Weighted average shares outstanding:
Basic	10,965,778	18,089,141
Diluted	10,965,778	18,423,529

EBITDA Reconciliation

EBITDA is not an item prepared in accordance with GAAP. EBITDA is earnings before interest expense, income tax provision, depreciation, amortization and other items described below. Dollar presents EBITDA as an indication of operating performance and its ability to service its debt and capital expenditure requirements. EBITDA does not indicate whether Dollar’s cash flow will be sufficient to fund all of its cash needs. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Dollar believes that EBITDA amounts should be reviewed by prospective investors because Dollar uses them as one means of analyzing its ability to service its debt and capital expenditure requirements, and Dollar understands that they are used by some investors as one measure of a Company's historical ability to service its debt and capital expenditure requirements. Not all companies calculate EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Interim Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in thousands):

	Three Months Ended
	September 30,

	2004	2005

Income before income taxes	$ 3,263	$ 6,837
Add:
Depreciation and amortization	2,685	2,757
Interest expense	9,669	7,241
Management fees	277	-
Foreign currency (gain) loss	126	404
Loss on store closings & other	86	276

Adjusted EBITDA	$ 16,106	$ 17,515

Dollar Financial Corp.
Unaudited Store Data

	Three Months Ended
	September 30,

	2004	2005

Consolidated Store Count
Beginning	1,110	1,335
Opened	11	6
Acquired	1	26
Closed or Sold	0	(4)
Franchise, net change	0	(47)

Ending	1,122	1,316

Company-Operated Store Count
Beginning	638	716
Opened	11	6
Acquired	1	26
Closed or Sold	0	(4)

Ending	650	744

Franchise Store Count
Beginning	472	619
Financial Services, net change	0	(22)
We The People, net change	0	(25)

Ending	472	572

	Three Months Ended
	September 30,

	2004	2005

Check Cashing Data (Consolidated)
Face amount of checks cashed (in millions)	$816	$917
Number of checks cashed (in thousands)	2,022	2,088
Face amount of average check	$404	$439
Average fee per check cashed	$15.02	$16.45
Net write-offs of returned checks (in thousands)	$2,227	$2,969
Net write offs as a percentage of check cashing revenue	7.3%	8.6%

Consumer Loan Data - Originations
U.S. company funded consumer loan originations (1)	$18,562	$67,636
Canadian company funded consumer loan originations (2)	107,141	129,092
U.K. company funded consumer loan originations (2)	42,698	47,738

Total company funded consumer loan originations	$168,401	$244,466

Consumer Loan Data - Net Revenues
Servicing revenues, net (3)	$12,150	$1,408
U.S. company funded consumer loan revenues (3)	2,774	10,245
Canadian company funded consumer loan revenues	11,480	14,856
U.K. company funded consumer loan revenues	6,036	7,389
Provision for loan losses on company funded loans	(4,670)	(6,433)

Total consumer lending revenues, net	$27,770	$27,465

Consumer Loan Net Charge-offs
Gross charge-offs of company funded consumer loans (3)	$16,078	$24,645
Recoveries of company funded consumer loans (3)	(11,468)	(19,526)

Net charge-offs on company funded consumer loans	$4,610	$5,119

Gross charge-offs of company funded consumer loans
as a percentage of total company funded consumer loan
originations	9.5%	10.1%
Recoveries of company funded consumer loans as a
percentage of total company funded consumer loan
originations	6.8%	8.0%
Net charge-offs on company funded consumer loans
as a percentage of total company funded consumer loan
originations	2.7%	2.1%